Exhibit 3.2

                          CERTIFICATE OF AMENDMENT
                                      OF
                        CERTIFICATE OF INCORPORATION
                                      OF
                            BOX ENERGY CORPORATION


     Box Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Box Energy Corporation, resolutions were duly adopted, setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling the annual meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that as amended said Article shall be and read as follows:

            "The name of the corporation is REMINGTON OIL AND
             GAS CORPORATION."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Box Energy Corporation has caused this certificate to be signed by James A. Watt, its authorized officer, this 4th day of December, 1997.


                             By:

                             Name:      James A. Watt
                             Title:     President and Chief Operating
                                        Officer